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                                                                    EXHIBIT 12


                                 ABBOTT LABORATORIES

                  CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                     (Unaudited)
                                (Millions of Dollars)

                                                            THREE MONTHS ENDED
                                                              MARCH 31, 1997
                                                            ------------------

Net Earnings                                                       $    535

Add (deduct):
   Income taxes                                                         224
   Minority interest                                                      4
                                                                   --------

   Net earnings as adjusted                                        $    763
                                                                   --------


Fixed Charges:
   Interest on long-term and
     short-term debt                                               $     33
   Capitalized interest cost                                              3
   Rental expense representative
     of an interest factor                                                7
                                                                   --------

Total Fixed Charges                                                      43
                                                                   --------

Total  adjusted earnings available for
   payment of fixed charges                                        $    806
                                                                   --------
                                                                   --------

Ratio of earnings to fixed charges                                     18.7
                                                                   --------
                                                                   --------



NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.